Exhibit 95.1

MINE SAFETY DISCLOSURES

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information.  Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation.  In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected.  When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay.  Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed.  The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.

The below table reflects citations and orders issued to Covia Holdings Corporation by MSHA during the third quarter of the fiscal year from July 1, 2020 to September 30, 2020 in connection with mines for which Covia Holdings Corporation and Subsidiaries serve as the operator.  The proposed assessments were obtained from the MSHA data retrieval system.  The table below do not include any orders or citations issued to independent contractors at our mines.

Mine(1)	Mine ID Number	Section 104 S&S Citations(2)	Section 104(b) Orders(3)	Section 104(d) Citations & Orders(4)	Section 110(b)(2) Violations(5)	Section 107(a) Orders(6)	Proposed Assessments(7)
Tuscaloosa Plant	01-00697	-	-	-	-	-	$-
Guion Plant	03-00313	-	-	-	-	-	$-
McIntyre Plant	09-00128	-	-	-	-	-	$-
Hephzibah Plant	09-00149	-	-	-	-	-	$-
Junction City Plant	09-00726	-	-	-	-	-	$-
Emmett Plant	10-00318	-	-	-	-	-	$-
Oregon Plant	11-01579	-	-	-	-	-	$-
Utica Plant	11-01015	-	-	-	-	-	$-
Troy Grove Plant	11-01580	-	-	-	-	-	$-
Elco Plant	11-01981	-	-	-	-	-	$-
Tamms Plant	11-02051	-	-	-	-	-	$-
Huntingburg Mill	12-01932	-	-	-	-	-	$-
Ottawa Plant	21-00790	-	-	-	-	-	$-
Kasota Plant	21-02836	-	-	-	-	-	$-
Pevely Plant	23-00706	-	-	-	-	-	$-
Marston Plant	31-01518	-	-	-	-	-	$-
Dividing Creek Plant	28-00605	-	-	-	-	-	$-
Roff Plant	34-00304	-	-	-	-	-	$-
Lugoff Plant	38-00299	1	-	-	-	-	$-
Camden Plant	40-00793	-	-	-	-	-	$-
Cleburne Plant	41-01059	-	-	-	-	-	$-
Troup Plant	41-03483	-	-	-	-	-	$-
Voca Plant	41-03929	-	-	-	-	-	$-
Gore Plant	44-02684	-	-	-	-	-	$-
Portage Plant	47-00749	-	-	-	-	-	$-
Tunnel City Plant	47-03699	1	-	-	-	-	$615
Crane Plant	41-05370	-	-	-	-	-	$-
Bay City	47-03519	-	-	-	-	-	$-
Best Sand	33-00015	2	-	-	-	-	$1,202
Best Southern	33-03877	-	-	-	-	-	$-
Brewer Sand	23-02364	-	-	-	-	-	$-
Hager City	47-03520	-	-	-	-	-	$-
Kermit	41-05310	-	-	-	-	-	$-
Maiden Rock	47-03110	-	-	-	-	-	$-
Menomonie	47-03512	-	-	-	-	-	$-
Shakopee	21-03769	-	-	-	-	-	$-
FML Sand Voca	41-04746	-	-	-	-	-	$-
Wedron Silica	11-01578	3	-	-	-	-	$-
Wexford	20-01765	-	-	-	-	-	$-
Totals		7	-	-	-	-	$1,817

(1)

The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.  Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine.  MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities.  We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.

(2)

Mine Act section 104 S&S citations shown above are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard.  It should be noted that, for purposes of this table, S&S citations that are included in another column, such as Section 104(d) citations, are not also included as Section 104 S&S citations in this column.

(3)	Mine Act section 104(b) orders are for alleged failures to totally abate a citation within the time period specified in the citation.
(4)

Mine Act section 104(d) citations and orders are for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with mandatory health or safety standards.

(5)

Mine Act section 110(b)(2) violations are for an alleged “flagrant” failure (i.e., reckless or repeated) to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.

(6)

Mine Act section 107(a) orders are for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(7)

Represents the total dollar value of the proposed assessment from MSHA under the Mine Act including those citations and orders that are not required to be included within the above chart. Specific orders and/or citations for a Mine may not have had assessments posted to the MSHA data retrieval system or made available to the Company by MSHA.

Pending Legal Actions.  The number of legal actions pending before the Federal Mine Safety and Health Review Commission involving any of our Company Mines as of September 30, 2020 that fall into each of the following categories is as follows:

Mine	Mine ID Number	Mining Related Fatalities	Received Notice of Pattern of Violations Under 104(e) (Yes/No)(8)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Tuscaloosa Plant	01-00697	-	No	-	-	-
Guion Plant	03-00313	-	No	-	-	-
McIntyre Plant	09-00128	-	No	-	-	-
Hephzibah Plant	09-00149	-	No	-	-	-
Junction City Plant	09-00726	-	No	-	-	-
Emmett Plant	10-00318	-	No	-	-	-
Oregon Plant	11-01579	-	No	-	-	-
Utica Plant	11-01015	-	No	-	-	-
Troy Grove Plant	11-01580	-	No	-	-	-
Elco Plant	11-01981	-	No	-	-	-
Tamms Plant	11-02051	-	No	-	-	-
Huntingburg Mill	12-01932	-	No	-	-	-
Ottawa Plant	21-00790	-	No	-	-	-
Kasota Plant	21-02836	-	No	-	-	-
Pevely Plant	23-00706	-	No	-	-	-
Marston Plant	31-01518	-	No	-	-	-
Dividing Creek Plant	28-00605	-	No	-	-	-
Roff Plant	34-00304	-	No	-	-	-
Lugoff Plant	38-00299	-	No	-	-	-
Camden Plant	40-00793	-	No	-	-	-
Cleburne Plant	41-01059	-	No	-	-	-
Troup Plant	41-03483	-	No	-	-	-
Voca Plant	41-03929	-	No	-	-	-
Gore Plant	44-02684	-	No	-	-	-
Portage Plant	47-00749	-	No	-	-	-
Tunnel City Plant	47-03699	-	No	-	-	-
Crane Plant	41-05370	-	No	-	-	-
Bay City	47-03519	-	No	-	-	-
Best Sand	33-00015	-	No	-	-	-
Best Southern	33-03877	-	No	-	-	-
Brewer Sand	23-02364	-	No	-	-	-
Hager City	47-03520	-	No	-	-	-
Kermit	41-05310	-	No	-	-	-
Maiden Rock	47-03110	-	No	-	-	-
Menomonie	47-03512	-	No	-	-	-
Shakopee	21-03769	-	No	-	-	-
FML Sand Voca	41-04746	-	No	-	-	-
Wedron Silica	11-01578	-	No	-	-	-
Wexford	20-01765	-	No	-	-	-
Totals		-	No	-	-	-

(8)

Mine Act section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.